Filed Pursuant to 424(b)(3)

Registration No. 333-245703

PROSPECTUS

20,160,241 Common Shares

__________________________________________

This prospectus relates to the resale by the selling shareholders identified in this prospectus, or the selling shareholders, of up to 20,160,241 of our common shares. These shares consist of (i) 19,991,506 of our common shares and (ii) 168,735 common shares that are issuable upon the exercise of outstanding warrants to purchase our common shares, or the warrants. We are not selling any common shares and will not receive any proceeds from the sale of the common shares under this prospectus. Upon the exercise of the warrants, however, we will receive the exercise price of the warrants.

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of the common shares being registered or interests in the common shares being registered on any stock exchange, market or trading facility on which our common shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Prices may vary from purchaser to purchaser during the period of distribution. See “Plan of Distribution.” This Prospectus has not been filed in respect of, and will not qualify, any distribution of the common shares being registered in any of the provinces or territories of Canada at any time. We will not receive any of the proceeds from the sale or other disposition of our common shares by the selling shareholders. The net proceeds received from the sale or other disposition of our common shares by the selling shareholders, if any, is unknown.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus, including the additional information described under the heading “Incorporation of Certain Information by Reference,” and any amendments or supplements carefully before you make your investment decision.

Our common shares are traded on the Nasdaq Global Market, or Nasdaq, under the symbol “LMNL.” On November 27, 2020, the closing sale price of our common shares was $4.14 per share on the Nasdaq. You are urged to obtain current market quotations for the common shares.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. Please see “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our common shares involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus as described on page 51 of this prospectus.

Owning our common shares may subject you to tax consequences both in Canada and in the United States. This prospectus and any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in this prospectus and any applicable prospectus supplement. In addition, your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated under the laws of Canada, many of our officers and directors and experts named in this prospectus are residents of Canada or elsewhere outside of the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. See “Enforcement of Civil Liabilities.”

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 7, 2020.

ABOUT THIS PROSPECTUS

Neither we nor the selling shareholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission, or SEC, in any supplement to this prospectus filed with the SEC, in any free writing prospectus filed with the SEC, or in the documents described under the heading “Incorporation of Certain Information by Reference.”. We and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling shareholders are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common shares. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common shares and the distribution of this prospectus outside the United States.

This prospectus may be supplemented from time to time by one or more prospectus supplements. Such prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information” before deciding to invest in any common shares being offered.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

We are a Canadian corporation and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Our fiscal year ends on December 31. None of our financial statements were prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

Unless the context otherwise requires, we use the terms “Liminal,” “company,” “we,” “us” and “our” in this prospectus to refer to Liminal BioSciences Inc. and, where appropriate, our subsidiaries. This prospectus includes registered and unregistered trademarks such as Liminal BioSciences™ and Ryplazim®, which are protected under applicable intellectual property laws and are the property of Liminal. Solely for convenience, our trademarks referred to in this prospectus and in other publicly filed documents may appear without the ® or ™ symbol, but such references are not intended to indicate, in any way, that we will not assert our rights to the fullest extent under applicable law. All other trademarks used in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights only some of the information included or incorporated by reference in this prospectus. You should carefully read this prospectus together with the additional information about us described in the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before purchasing our securities.

Overview

We are a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing novel treatments for patients suffering from diseases that have a high unmet medical need, including those related to fibrosis, respiratory, liver and kidney diseases. We have a deep understanding of certain biological targets and pathways that have been implicated in the fibrotic process, including fatty acid receptors such as free fatty acid receptor 1, FFAR1 (also known as G-protein-coupled receptor 40, or GPR40), a related receptor (G-protein-coupled receptor 84, or GPR84) and peroxisome proliferator-activated receptors, or PPARs. In preclinical studies, we observed that targeting these receptors promoted normal tissue regeneration and scar resolution, including preventing the progression of, and reversing established fibrosis. We have generated preclinical data that we believe demonstrate proof-of-mechanism of fezagepras for the treatment of respiratory, liver and kidney disorders associated with chronic or severe fibrosis. We also have encouraging clinical data that we believe supports the translatability of our preclinical data observations to the clinic. We have leveraged this understanding, as well as our experience with generating small molecules, to build a pipeline of differentiated product candidates. Our research program is focused on inflammatory, fibrotic and metabolic conditions in patients with liver, respiratory or renal disease, with an emphasis on rare orphan disease.

Our lead small molecule product candidate, fezagepras (also known as PBI-4050), is currently being developed for the treatment of respiratory, liver and kidney fibrosis-related diseases, with our initial focus being in idiopathic pulmonary fibrosis, or IPF. Fezagepras is an anti-inflammatory and anti-fibrotic small molecule designed to modulate the activity of multiple receptors, including GPR40 and PPAR alpha. Fezagepras has been observed to regulate several cell types involved in the fibrotic pathway: macrophages, fibroblasts/myofibroblasts and epithelial cells. We have observed that fezagepras regulates fibrotic and inflammatory markers in rodent and normal human fibroblasts, idiopathic pulmonary fibrosis patient fibroblasts, human epithelial cells and in rodent macrophages.

Before the end of 2020, we plan to initiate a Phase 1 clinical trial to evaluate multiple ascending doses of fezagepras in healthy volunteers. The data from this Phase 1 clinical trial will help define dose levels and regimen to determine the most appropriate indications to be pursued and inform the design of any future clinical trials. Pending results of the Phase 1 clinical trial, we expect that in the second half of 2021 we will be in a position to initiate a global Phase 2b clinical trial in patients with IPF and a Phase 1b/2a clinical trial, likely in the United States, in patients with high triglyceride levels (hypertriglyceridemia) for fezagepras. Fezagepras has been granted Orphan Drug Designation by the U.S. Food and Drug Administration, or FDA, and the European Medicines Agency, or EMA, for the treatment of Alström syndrome as well as for the treatment of IPF. Fezagepras has also been granted the Promising Innovative Medicine, or PIM, designation by the UK Medicines and Healthcare products Regulatory Agency, or MHRA, for the treatment of Alström syndrome and IPF.

Our lead plasma-derived product candidate, Ryplazim® (plasminogen), or Ryplazim, is a highly purified glu-plasminogen derived from human plasma that acts as a plasminogen replacement therapy for patients deficient in plasminogen protein. We are currently developing Ryplazim for the treatment of signs and symptoms associated with congenital plasminogen deficiency, or C-PLGD, a rare disorder associated with abnormal accumulation or growth of fibrin-rich pseudomembranous lesions on mucous membranes. Left untreated, these lesions may impair organ function and impact quality of life. Congenital plasminogen deficiency is caused by mutations in plasminogen, the gene coding for production of the zymogen plasminogen. We resubmitted a BLA, to the FDA, in the third quarter of 2020, based on the results from our open-label Phase 2/3 clinical trial of Ryplazim for the treatment of congenital plasminogen deficiency completed in October 2018. The Prescription Drug User Fee Act, as amended, or PDUFA, target action date is June 5, 2021. If we receive regulatory approval on this timeline, we currently plan to launch Ryplazim in the United States in 2021 and may also seek to enter into potential marketing collaborations and patient access programs for Ryplazim, including in selected non-U.S. markets in 2021 and 2022.

Ryplazim was granted Orphan Drug Designation and the Rare Pediatric Disease Designation by the FDA for the treatment of congenital plasminogen deficiency. If our BLA for Ryplazim is approved by the FDA, we may be also eligible to receive a Pediatric Review Voucher, or PRV, from the FDA. If we receive regulatory approval on Ryplazim, and if we receive a PRV for Ryplazim, we anticipate seeking to monetize any such PRV in 2021.

We are developing a selective GPR84 antagonist candidate that we believe could be used as monotherapy or in combination with other approved drugs. GPR84 is a pro-inflammatory target primarily expressed on cells associated with the immune system and its expression levels increase significantly during periods of inflammatory stress. Inhibition of GPR84 can inhibit neutrophil and macrophage migration and reduce cytokine release. Our GPR84 antagonist program is currently at the pre-clinical stage. Pending the outcome of our preclinical research, we plan to nominate a preclinical product candidate for our GPR84 antagonist program early in 2021.

We are developing an oral, selective OXER1 antagonist candidate. OXER1 is a GPCR that is highly selective for 5-oxo-ETE, believed to be one of the most potent human eosinophil chemo-attractants. Migration of eosinophils to body sites including the lungs and intestines is mediated by eosinophil chemo-attractants such as 5-oxo-ETE. Eosinophils play a key role in Type 2 inflammation-driven diseases, including respiratory diseases and gastro-intestinal diseases. Our OXER1 antagonist program is currently at the preclinical stage.

Private Placement of Common Shares, Prefunded Warrants and Warrants

On October 29, 2020, we, Structured Alpha LP, or SALP, and Armistice Capital Master Fund Ltd., or Armistice, entered into a Securities Purchase Agreement, as amended by Amendment No. 1 to the Securities Purchase Agreement, or the Purchase Agreement, and a Registration Rights Agreement, or the RRA, as part of a private placement, which we refer to as the Private Placement. Pursuant to the Purchase Agreement, the selling shareholders purchased in a private placement an aggregate of (i) 5,757,894 common shares, (ii) prefunded warrants to purchase up to 557,894 common shares at an exercise price of $0.001 per share, which we refer to as the Prefunded Warrants, and (iii) warrants to purchase up to 7,894,734 common shares at an exercise price of $5.50 per share, which we refer to as the Warrants. The Warrants and the Prefunded Warrants will be immediately exercisable and expire on the fifth anniversary of the date of issuance. For the Warrants and Prefunded Warrants issued to one Purchaser, such Warrants and Prefunded Warrants would not be exercisable to the extent necessary to ensure that, following any such proposed exercise by such Purchaser, the total number of common shares then beneficially owned by such Purchaser would not exceed 9.99%.  Pursuant to the RRA, we agreed to prepare and file a registration statement on Form F-3 within 30 days of the closing of the transaction to provide for the resale of the issued shares of the selling shareholders.

Risks Associated with Our Business

Our business is subject to numerous risks. You should read these risks before you invest in our securities. In particular, our risks include, but are not limited to, the following:

•

We will require additional funding and may not be able to raise the capital necessary to continue as a going concern or to complete the research and development of our pipeline of product candidates and their commercialization, if approved.

•	We are not profitable and may never achieve profitability.
•	The market conditions or our business performance may prevent us from having access to the public markets in the future.
•	Our commercial success depends largely on the development and commercialization of our product candidates.
•

We do not have the required regulatory approval to commercialize our product candidates and cannot guarantee that we will obtain such regulatory approval. We received a complete response letter from the FDA regarding Ryplazim, declining to approve the existing BLA in its current form. We may also be required to conduct post-approval clinical trials as a condition to licensing a product.

•	The manufacture, marketing and sale of our products, if any, will be subject to ongoing and extensive governmental regulation in the country in which we intend to market our products.
•

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

•	Clinical trials may not demonstrate a clinical benefit of our product candidates.
•	Our product candidates could cause undesirable and potentially serious side effects during clinical trials that could delay or prevent their regulatory approval or commercialization.
•

Even if we obtain marketing approvals for our product candidates, the terms of approvals and ongoing regulation of our products may limit how we manufacture and market our products and compliance with such requirements may involve substantial resources, which could materially impair our ability to generate revenue.

•

Any product candidate for which we obtain marketing approval could be subject to post-marketing restrictions or recall or withdrawal from the market, and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our product candidates, when and if any of them are approved.

•	The success of our product candidates is influenced by our collaborations with our partners and any adverse developments in our relationship with our partners could materially harm our business.
•

We have entered, and may in the future enter into, collaboration agreements with third parties for the development and commercialization of our product candidates, which may adversely affect our ability to generate revenue.

•	Our business could be adversely affected by the effects of health epidemics, including the global COVID-19 pandemic.
•	Our failure to protect our intellectual property may have a material adverse effect on our ability to develop and commercialize our product candidates.
•	The price of our common shares historically has been volatile. This volatility, and the sale of substantial amounts of our common shares, could adversely affect the price of our common shares.
•

We are a “controlled company” within the meaning of the applicable Nasdaq listing rules and, as a result, qualify for exemptions from certain corporate governance requirements. If we rely on these exemptions, you will not have the same protections afforded to shareholders of companies that are subject to such requirements.

Corporate Information

We were incorporated on October 14, 1994 under the Canada Business Corporations Act, or the CBCA, under the name Innovon Life Sciences Holdings Limited. We changed our name to “Prometic Life Sciences Inc.” on May 19, 1998 and subsequently changed our name to “Liminal BioSciences Inc.” on October 3, 2019. On July 28, 1998, our common shares began trading on the TSX under the trading symbol “PLI” and, on October 7, 2019, began trading under the trading symbol “LMNL.” On November 18, 2019, our common shares began trading on Nasdaq under the trading symbol “LMNL.” On August 5, 2020, we voluntarily delisted our common shares from the TSX.

We are structured as a parent company with separate operating entities which are all directly or indirectly controlled by us. Our head and registered office is located at 440 Armand-Frappier Blvd., Suite 300, Laval, Québec, Canada H7V 4B4. The telephone number of our principal executive offices is 1-450-781-0115 and our corporate website is www.liminalbiosciences.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; and
•

not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis).

As a result, we do not know if some investors will find our securities less attractive. The result may be a less active trading market for our securities, and the price of our securities may become more volatile.

Section 107 of the JOBS Act also provides that an emerging growth company that prepares its financial statements in accordance with U.S. GAAP can take advantage of the extended transition period provided in Section 13(a) of the Exchange Act for complying with new or revised accounting standards. However, our financial statements are prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, and therefore we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB.

We will remain an emerging growth company until the earliest of: (1) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion; (2) the last day of fiscal year 2024; (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur on the last day of any fiscal year that the aggregate worldwide market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during any three-year period.

Implications of Being a Foreign Private Issuer

We are a “foreign private issuer” as defined in Section 405 of the Securities Act. As a foreign private issuer, we are exempt from certain rules under the Exchange Act, applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;
•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, and current reports on Form 8-K upon the occurrence of specified significant events.

Foreign private issuers are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

The Offering

Common shares offered by the selling shareholders	20,160,241 common shares, including 168,735 common shares issuable upon exercise of the warrants.

Common shares to be outstanding after this offering	29,554,680 common shares (assuming the sale of all 20,160,241 common shares, including 168,735 common shares issuable upon exercise of the warrants by the selling shareholders).

Use of proceeds

The selling shareholders will receive all of the net proceeds from this offering. We will not receive any proceeds from the sale of common shares in this offering. We will, however, bear the costs incurred in connection with the registration of these common shares and, upon the exercise of the warrants, we will receive the exercise price of the warrants.

Risk factors

See “Risk Factors” beginning on page 14 and the other information included in this prospectus and incorporated by reference for a discussion of factors you should carefully consider before deciding to invest in our common shares.

Nasdaq trading symbol	“LMNL.”

The number of our common shares to be outstanding after this offering is based on 29,385,945 common shares outstanding prior to this offering, consisting of (i) 17,870,175 common shares outstanding as of September 30, 2020 and (ii) 5,757,894 common shares issued in a private placement in November 2020, and excludes:

•	2,521,498 common shares issuable upon the exercise of 2,521,498 stock options outstanding as of September 30, 2020 at a weighted average exercise price of CAD $18.75 per common share;
•	4,238 common shares issuable upon the issuable upon the vesting of outstanding restricted share units, or RSUs, as of September 30, 2020;
•	1,228,869 common shares reserved for future issuance under the Omnibus Incentive Plan as of September 30, 2020;
•	4,000 common shares issuable upon the exercise of 4,000 warrants held by MasterPlasma LLC outstanding as of September 30, 2020 at an exercise price of $3,000 per common share;
•	7,894,734 common shares issuable upon the exercise of 7,894,734 warrants issued in a private placement in November 2020, at an exercise price of $5.50 per common share; and
•	557,894 common shares issuable upon the exercise of 557,894 warrants issued in a private placement in November 2020 at an exercise price of $0.001 per common share.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in any applicable prospectus supplement and any related free writing prospectus, and under similar headings in our Annual Report on Form 20-F for the year ended December 31, 2019 as updated by our subsequent filings, some of which are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, results of operations, financial condition and cash flows, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. For more information, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, that involve substantial risks and uncertainties. Although our forward-looking statements reflect the good faith judgment of our management, these statements can only be based on facts and factors currently known by us. Consequently, these forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.

All statements other than present and historical facts and conditions contained in this prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement including statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “ongoing,” “objective,” “plan,” “potential,” “predict,” “should,” “will” and “would,” or the negative of these and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•

statements regarding the impact of the COVID-19 pandemic and its effects on our operations, research and development, clinical trials, regulatory submissions and approvals, and financial position, and its potential effects on the operations of third-party service providers and collaborators with whom we conduct business;

•	our ability to develop, manufacture and successfully commercialize value-added pharmaceutical products;
•	our ability to obtain required regulatory approvals;
•	the availability of funds and resources to pursue research and development projects;
•	the successful and timely completion of our clinical trials;
•	our ability to take advantage of business opportunities in the pharmaceutical industry;
•	our reliance on key personnel, collaborative partners and other third parties;
•	the validity and enforceability of our patents and proprietary technology;
•	expectations regarding our ability to raise capital;
•	the use of certain hazardous materials;
•	the availability and sources of raw materials;
•	our manufacturing capabilities;
•	currency fluctuations;
•	the value of our intangible assets;
•	negative operating cash flow;
•	the outcome of any current or pending litigation against us;
•	uncertainties related to the regulatory process and approvals;
•	increasing data security costs;
•	costs related to environmental safety regulations;
•	competing drugs, as well as from current and future competitors;
•	developing products for the indications we are targeting;
•	market acceptance of our product candidates by patients and healthcare professionals;
•	availability of third-party coverage and adequate reimbursement;
•	general changes in economic or market conditions; and
•	volatility of our share price.

As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement may contain market data and industry forecasts that were obtained from industry publications. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity and market size information included in this prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement is generally reliable, such information is inherently imprecise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date the statements were made, and while we believed such information formed a reasonable basis for such statements at the time they were made, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2020 on:

•	on an actual basis; and
•

on an as adjusted to give effect to the issuance and sale by us of an aggregate of (i) 5,757,894 common shares, (ii) prefunded warrants to purchase up to 557,894 common shares at an exercise price of $0.001 per share and (iii) warrants to purchase up to 7,894,734 common shares at an exercise price of $5.50 per share.

You should read the information in this “Capitalization” section together with our consolidated financial statements, related notes and other financial information incorporated by reference herein.

	As of September 30, 2020
	(in $ thousands)
	Actual	As Adjusted
Cash and cash equivalents	$ 36,036	$ 73,142
Long-term debt	40,419	40,419
Warrants liability	-	11,975
Equity
Common shares, no par value per share; 23,628,051 shares and 29,385,945, issued and outstanding, actual and as adjusted, respectively
Share capital	947,563	974,638
Contributed surplus	40,839	40,839
Warrants	95,856	98,479
Accumulated other comprehensive loss	(2,994)	(2,994)
Deficit	(1,045,278)	(1,049,845)
Non-controlling interests	(7,819)	(7,819)
Total equity	28,167	53,298
Total capitalization	$ 68,586	$ 105,692

The outstanding share information in the table above excludes:

•	2,521,498 common shares issuable upon the exercise of 2,521,498 stock options outstanding as of September 30, 2020 at a weighted average exercise price of CAD $18.75 per common share;
•	4,238 common shares issuable upon the issuable upon the vesting of outstanding RSUs as of September 30, 2020;
•	1,228,869 common shares reserved for future issuance under the Omnibus Incentive Plan as of September 30, 2020;
•	4,000 common shares issuable upon the exercise of 4,000 warrants held by MasterPlasma LLC outstanding as of September 30, 2020 at an exercise price of $3,000 per common share; and
•	168,735 common shares issuable upon the exercise of 168,735 warrants held by SALP at an exercise price of $15.21 per common share.

USE OF PROCEEDS

The proceeds from the sale or other disposition of our common shares and common shares issuable upon exercise of the warrants covered by this prospectus are solely for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sale or other disposition of such common shares, and the net proceeds received from the sale or other disposition of such common shares by the selling shareholders, if any, is unknown. We will, however, bear the costs incurred in connection with the registration of these common shares and upon the exercise of the warrants, we will receive the exercise price of the warrants.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF INCORPORATION

The following describes our issued share capital, highlights certain differences in corporate law in Canada and the United States and summarizes the material provisions of our articles of incorporation and bylaws. Please note that this summary is not intended to be exhaustive. For further information, please refer to the full version of our articles of incorporation and by-laws, which are included as an exhibit to the registration statement of which this prospectus is a part.

General

Our authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series, each with no par value. The following is a summary of certain material attributes and characteristics of our share capital.

Reconciliation of the Number of Common Shares Outstanding through August 31, 2020

Shares outstanding at December 31, 2017	710,549
Issued to acquire assets	1,113
Issued to acquire non-controlling interest	4,712
Exercise of stock options	1,677
Shares issued pursuant to a restricted share unit plan	310
Shares issued for cash	1,945
Shares outstanding at December 31, 2018	720,306
Issued to acquire assets	4,420
Issued pursuant to debt restructuring	15,050,312
Issued for cash	7,536,654
Issued in payment to suppliers	1,472
Shares outstanding at December 31, 2019	23,313,164
Issued to acquire assets	299,141
Exercise of stock options	5,391
Issued pursuant to a restricted share unit plan	10,355
Shares outstanding at August 31, 2020	23,628,051

Common Shares

The holders of common shares are entitled to one vote per common share at all meetings of the shareholders, and are entitled to receive dividends, as may be declared from time to time by our board of directors. In the event of the voluntary (or involuntary) liquidation, dissolution, winding-up or other distribution of our assets, the holders of common shares are entitled to receive our remaining property, subject to the preference right of the holders of preferred shares, if any.

The Rights Plans

Our board of directors and shareholders have also adopted rights plans with respect to our common shares. The Shareholder Rights Plan and the Spin-Off Shareholder Rights Plan, or, together, the Rights Plans, were originally approved by our shareholders on May 3, 2006 for an initial three-year period. The first renewal of the Rights Plans, as amended and restated on March 30, 2009, was approved by our shareholders on May 6, 2009 for an additional three-year period. The second renewal of the Rights Plans, as amended and restated on March 14, 2012, was approved by our shareholders on May 9, 2012, for an additional three-year period. The third renewal of the Rights Plans, as amended and restated on March 25, 2015, was approved by our shareholders on May 13, 2015, for an additional three-year period.

Rights plans adopted by Canadian public companies show a continuing evolution. Our board of directors determined in 2018 that it would be appropriate to make certain amendments to reflect the changes to the take-over bid regime which came into force on May 9, 2016 under Canadian securities legislation, or the Legislative Amendments, as well as other amendments aimed at maintaining the validity of the Rights Plans for the next three years. Changes have also been made in order, among other things, to conform to best Canadian corporate practices and address institutional investor guidelines. On May 9, 2018, our shareholders approved the fourth renewal of the Rights Plans, as amended and restated on March 22, 2018, for an additional three-year period.

The Legislative Amendments, among other things, lengthen the minimum bid period to 105 days (from the previous 35 days), require that all non-exempt take-over bids meet a tender requirement of more than 50% of the outstanding securities held by Independent Shareholders, and require a 10 day extension after the minimum tender requirement is met. Regarding the minimum bid period, a target issuer will have the ability to voluntarily reduce the period to not less than 35 days. Additionally, the minimum bid period may be reduced due to the existence of certain competing take-over bids or alternative change in control transactions.

The recent Legislative Amendments address some of the concerns that rights plans were originally designed to address, particularly as they relate to providing our board of directors with sufficient time to explore and develop alternatives for maximizing shareholder value if a take-over is made for us. However, the recent Legislative Amendments do not address the risk of a “creeping bid” (where a person may acquire a controlling position in a company in reliance on exemptions from the take-over bid rules, without having to make a take-over bid to all shareholders and without having to pay a control premium). Our board of directors continues to believe that a rights plan is still in our best interests to provide protection against certain actions that could result in unequal treatment of shareholders under Canadian securities laws, including the following: (i) a person could acquire effective control of us under one or more private agreements at a premium to the market price, resulting in a change of control transaction without the payment of a premium to all shareholders, (ii) a person could slowly accumulate common shares through stock exchange acquisitions over time, resulting in an acquisition of effective control without payment of fair value for control, (iii) a person seeking to acquire control of us could enter into agreements with shareholders who, together with the acquiror, hold more than 20% of our outstanding common shares, irrevocably committing such holders to tender their common shares to a take-over bid, the effect of which would be to significantly hamper, if not terminate, any reasonable prospect for our board of directors to run a value enhancing auction process, and (iv) it may be possible for a person to engage in transactions outside of Canada without regard to the take-over bid protections of Canadian securities laws. The Rights Plans encourages a potential bidder to proceed either by way of a Permitted Bid (as described below), which requires the take-over to satisfy certain minimum standards designed to promote fairness, or with the concurrence of our board of directors.

Shareholder Rights Plan

Issue of rights

Under the Shareholder Rights Plan, one right, or Right, was issued and attached to each outstanding common share, subject to the limitations set forth in the Shareholder Rights Plan. The Rights are not exercisable until the Separation Time (as defined below).

Acquiring Person

An Acquiring Person is a person that beneficially owns 20% or more of the outstanding common shares. An Acquiring Person does not, however, include us or any subsidiary of ours, or any person that becomes the beneficial owner of 20% or more of our common shares as a result of certain exempt transactions. Investment managers (for client accounts), trust companies and pension funds (acting in their capacity as trustees and administrators) are not Acquiring Persons, provided that they are not making, or are not part of a group making, a take-over bid.

Rights exercise privilege

The acquisition by any person of 20% or more of our common shares, other than by way of a take-over bid permitted by the Shareholder Rights Plan, or a Permitted Bid, or pursuant to another exemption available under the Shareholder Rights Plan, is referred to as a “Flip-in Event”. Any Rights held by an Acquiring Person and any person acting jointly or in concert with the Acquiring Person will become void upon the occurrence of a Flip-in Event. Ten Trading Days after the occurrence of the Flip-in Event: (i) the Rights will become exercisable; (ii) the Rights will separate from our common shares; and (iii) each Right shall constitute the right for the holder thereof, other than an Acquiring Person and any person acting jointly or in concert with the Acquiring Person, to purchase from us that number of common shares having an aggregate market price on the date of occurrence of such Flip-in Event equal to twice the Exercise Price (as described in the following paragraph), for an amount equal in cash to the Exercise Price, subject to certain anti-dilution adjustments, in effect providing for a 50% discount relative to the Market Price. For example, if on the date of occurrence of the Flip-in Event, the market price of a common share is $10, the Exercise Price would be $50 and a holder of a Right would be entitled to purchase ten common shares (twice the Exercise Price divided by the Market Price, or (2 x $50) ÷ $10 = 10 common shares) for an aggregate exercise price of $50.

The Rights will also separate from our common shares and will be exercisable ten trading days, or the Separation Time, after a person has commenced, or announced its intention to commence a take-over bid, to acquire 20% or more of our common shares, other than by an acquisition pursuant to a Permitted Bid or pursuant to another exemption available under the Shareholder Rights Plan. The Exercise Price is an aggregate dollar amount equal to the market price of our common shares, determined as at the Separation Time, multiplied by five. For example, if as at the Separation Time, the market price per common share is $10, the Exercise Price would be $50.

The issue of the Rights is not initially dilutive. Upon a Flip-in Event occurring and the Rights separating from our common shares, reported earnings per common share on a diluted or non-diluted basis may be affected. Holders of Rights who do not exercise their Rights upon the occurrence of a Flip-in Event may incur substantial dilution of their shareholdings.

Prior to the Separation Time, the Rights will be evidenced either by a legend imprinted on certificates for common shares or by book entry notation. Prior to the Separation Time, Rights will not be transferable separately from the attached common shares. From and after the Separation Time, the Rights may be evidenced by Rights certificates or in book entry form, and will be transferable and tradable separately from our common shares.

Permitted Bids and Competing Permitted Bids

The requirements for a Permitted Bid include the following:

•	the take-over bid must be made by way of a take-over bid circular;
•	the take-over bid must be made to all registered holders of our common shares, other than the offeror;
•

the take-over bid must be outstanding for a minimum period of 105 days, or such shorter minimum period as provided for in National Instrument 62-104, and common shares tendered pursuant to the take-over bid;

•

may not be taken up prior to the expiry of the 105-day period (or applicable shorter period) and then only if, at such time, more than 50% of our common shares (other than those owned by the bidder on the date of the take-over bid) have been tendered to the take-over bid and not withdrawn; and

•

if more than 50% of our common shares (other than those owned by the bidder on the date of the take-over bid) are tendered to the take-over bid within the 105-day period (or applicable shorter period), the bidder must make a public announcement of that fact and the take-over bid must remain open for deposits of our common shares for an additional ten days from the date of such announcement.

The Shareholder Rights Plan provides that a competing Permitted Bid, or a Competing Permitted Bid, made while a Permitted Bid is in existence will not trigger a Flip-in-Event. A Competing Permitted Bid must satisfy all the requirements of a Permitted Bid, except that no common shares can be taken up prior to the close of business on the last day of the minimum initial deposit period that such take-over bid must remain open pursuant to National Instrument 62-104 after the date of the take-over bid constituting the Competing Permitted Bid.

Lock-up agreements

A bidder may enter into lock-up agreements, or Permitted Lock-up Agreements, with our shareholders, or Locked-up Persons, whereby such Locked-up Persons agree to tender their common shares to the take-over bid, or the Lock-up Bid, without a Flip-in Event occurring. More specifically, a person will not be deemed to beneficially own any common share because the common share has been agreed to be tendered pursuant to a Permitted Lock-up Agreement until the earlier of the tendered share being taken up or paid for. Any Permitted Lockup Agreement must allow the Locked-up Person to withdraw his or her common shares to tender to another take-over bid or to support another transaction (i) at a price per common share that exceeds the price per common share offered under the Lock-up Bid, or (ii) at an offering price that exceeds the Lock-up Bid offering price by a specified minimum amount not exceeding 7% of the Lock-up Bid offering price. A Permitted Lock-up Agreement may nevertheless contain a right of first refusal or require a period of delay to give a bidder an opportunity to match a higher price in another transaction, so long as such limitation does not preclude the exercise by the Locked-up Person of the right to withdraw common shares in sufficient time to tender to another take-over bid or to support another transaction.

Copies of Permitted Lock-up Agreements must be made available to us and to the public. Furthermore, all Permitted Lock-up Agreements must also provide that, if a Locked-up Person fails to deposit or tender his or her common shares to the Lock-up Bid, or withdraws common shares previously tendered to the Lockup Bid in order to deposit such common shares to another take-over bid or to support another transaction, no break-up fees or other penalties can be required of such Locked-up Person where such penalties, in the aggregate, exceed the greater of (i) 2.5% of the price or value payable under the Lock-up Bid to the Locked-up Person; and (ii) 50% of the amount by which the price or value payable to the Locked-up Person under another take-over bid or transaction exceeds what such Locked-up Person would have received under the Lock-up Bid.

Waiver and redemption

Subject to the approval of holders of our common shares, our board of directors, acting in good faith, may at any time prior to the occurrence of a Flip-in Event, and upon prior written notice delivered to the Rights Agent, that would occur by reason of an acquisition of common shares otherwise than pursuant to a take-over bid made by means of a take-over bid circular to all holders of record of our common shares (or otherwise as outlined in the paragraph below), waive the application of the Shareholder Rights Plan to such Flip-in Event. In the event that our board of directors proposes such a waiver, our board of directors shall postpone the Separation Time to a date subsequent to and not more than ten business days following the meeting of shareholders called to approve such waiver.

Our board of directors may also, prior to the occurrence of a Flip-In Event, waive the application of the Shareholder Rights Plan to a particular Flip-In Event which would occur as a result of a take-over bid made under a circular prepared in accordance with applicable securities legislation to all holders of our common shares. In such event, our board of directors shall also be deemed to have waived the application of the Shareholder Rights Plan to any other Flip-In Event occurring as a result of any other take-over bid made under a circular prepared in accordance with applicable securities legislation to all holders of common shares prior to the expiry of any take-over bid for which the Shareholder Rights Plan has been waived or deemed to have been waived.

Our board of directors may also waive the application of the Shareholder Rights Plan to a Flip-in Event, if our board of directors  has determined that a person became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person, and that Acquiring Person has reduced its beneficial ownership of common shares (or has entered into a contractual arrangement with us, acceptable to our board of directors, to do so within 30 days or such earlier or later date as determined by our board of directors) such that at the time the waiver becomes effective it is no longer an Acquiring Person, and in the event of such waiver, the Flip-in Event will be deemed to have never occurred.

All other waivers require approval of the holders of our common shares, or holders of Rights if after the Separation Time.

Subject to the approval of holders of our common shares or Rights, as applicable, our board of directors may, at any time prior to the occurrence of a Flip-in Event, elect to redeem all but not less than all of the then outstanding Rights at $0.00001 per Right, appropriately adjusted for anti-dilution as set out in the Shareholder Rights Plan.

Supplements and amendments

We may from time to time supplement or amend the Shareholder Rights Plan without the approval of any holders of Rights or our common shares to correct any clerical or typographical error, or to maintain the validity or effectiveness of the Shareholder Rights Plan as a result of a change in any applicable legislation or regulations or rules thereunder. Any amendments made by us as a result of a change in any applicable legislation or regulations or rules thereunder shall be submitted to the holders of our common shares or Rights holders, as applicable, for ratification not later than on the date of the next meeting of shareholders.

Subject to the approval of holders of our common shares or Rights, as applicable, we may also, at any time, supplement or amend the Shareholder Rights Plan for any other purpose (whether or not such action would materially adversely affect the interests of the holders of Rights generally).

Expiration time

The Shareholder Rights Plan will remain in force until the new Expiration Time, being the earlier of the Termination Time (the time at which the right to exercise Rights (as defined below) terminates pursuant to the Rights Plan) and the close of business on the date of our annual meeting of shareholders to be held in 2021.

Effect on duties of our board of directors

The Shareholder Rights Plan does not detract from or lessen the duty of our board of directors to act honestly and in good faith keeping in mind the best interests of us and our shareholders. Our board of directors will continue to have the duty and power to take such actions and make such recommendations to shareholders as are considered appropriate if and when a take-over bid is made for us, whether it constitutes a Permitted Bid or not.

Rights Agent

Computershare Trust Company of Canada.

Rightholder not a Shareholder

Until a Right is exercised, the holder thereof as such will have no rights as a shareholder of ours.

The Spin-Off Shareholder Rights Plan

Issue of rights

Under the Spin-Off Shareholder Rights Plan, one right, or Right, was issued and attached to each outstanding common share, subject to the limitations set forth in the Spin-Off Shareholder Rights Plan. The Rights are not exercisable until the Separation Time (as defined below).

Acquiring Person

An Acquiring Person is a person that beneficially owns 20% or more of the outstanding common shares. An Acquiring Person does not, however, include us or any subsidiary of ours, or any person that becomes the beneficial owner of 20% or more of our common shares as a result of certain exempt transactions. Investment managers (for client accounts), trust companies and pension funds (acting in their capacity as trustees and administrators) are not Acquiring Persons, provided that they are not making, or are not part of a group making, a take-over bid.

Rights exercise privilege

The acquisition by any person of 20% or more of our common shares, other than by way of a take-over bid permitted by the Spin-Off Shareholder Rights Plan, or a Permitted Bid, or pursuant to another exemption available under the Spin-off Shareholder Rights Plan, is referred to as a “Flip-in Event”. Any Rights held by an Acquiring Person and any person acting jointly or in concert with the Acquiring Person will become void upon the occurrence of a Flip-in Event. Ten Trading Days after the occurrence of the Flip-in Event: (i) the Rights will become exercisable; (ii) the Rights will separate from our common shares; and (iii) each Right shall constitute the right for the holder thereof, other than an Acquiring Person and any person acting jointly or in concert with the Acquiring Person, to purchase from us a unit comprised of one Class A common share of PBI, one Class A common share of PBP and one share of common stock of PBT for an Exercise Price (as defined in the Spin-Off Shareholder Rights Plan) equal to $0.00001, unless the application of the Spin-Off Shareholder Rights Plan is waived by our board of directors, where applicable.

The Rights will also separate from our common shares and will be exercisable ten trading days, or the Separation Time, after a person has commenced, or announced its intention to commence a take-over bid, to acquire 20% or more of our common shares, other than by an acquisition pursuant to a Permitted Bid or pursuant to another exemption available under the Spin-Off Shareholder Rights Plan. The Exercise Price is an aggregate dollar amount equal to the market price of our common shares, determined as at the Separation Time, multiplied by five. For example, if as at the Separation Time, the market price per common share is $10, the Exercise Price would be $50.

The issue of the Rights is not initially dilutive. Upon a Flip-in Event occurring and the Rights separating from our common shares, reported earnings per common share on a diluted or non-diluted basis may be affected. Holders of Rights who do not exercise their Rights upon the occurrence of a Flip-in Event may incur substantial dilution of their shareholdings.

Prior to the Separation Time, the Rights will be evidenced either by a legend imprinted on certificates for common shares or by book entry notation. Prior to the Separation Time, Rights will not be transferable separately from the attached common shares. From and after the Separation Time, the Rights may be evidenced by Rights certificates or in book entry form, and will be transferable and tradable separately from our common shares.

Permitted Bids and Competing Permitted Bids

The requirements for a Permitted Bid include the following:

•	the take-over bid must be made by way of a take-over bid circular;
•	the take-over bid must be made to all registered holders of our common shares, other than the offeror;
•

the take-over bid must be outstanding for a minimum period of 105 days, or such shorter minimum period as provided for in National Instrument 62-104, and common shares tendered pursuant to the take-over bid;

•

may not be taken up prior to the expiry of the 105-day period (or applicable shorter period) and then only if, at such time, more than 50% of our common shares (other than those owned by the bidder on the date of the take-over bid) have been tendered to the take-over bid and not withdrawn; and

•

if more than 50% of our common shares (other than those owned by the bidder on the date of the take-over bid) are tendered to the take-over bid within the 105-day period (or applicable shorter period), the bidder must make a public announcement of that fact and the take-over bid must remain open for deposits of our common shares for an additional ten days from the date of such announcement.

The Spin-Off Shareholder Rights Plan provides that a competing Permitted Bid, or a Competing Permitted Bid, made while a Permitted Bid is in existence will not trigger a Flip-in-Event. A Competing Permitted Bid must satisfy all the requirements of a Permitted Bid, except that no common shares can be taken up prior to the close of business on the last day of the minimum initial deposit period that such take-over bid must remain open pursuant to National Instrument 62-104 after the date of the take-over bid constituting the Competing Permitted Bid.

Lock-up agreements

A bidder may enter into lock-up agreements, or Permitted Lock-up Agreements, with our shareholders, or Locked-up Persons, whereby such Locked-up Persons agree to tender their common shares to the take-over bid, or the Lock-up Bid, without a Flip-in Event occurring. More specifically, a person will not be deemed to beneficially own any common share because the common share has been agreed to be tendered pursuant to a Permitted Lock-up Agreement until the earlier of the tendered share being taken up or paid for. Any Permitted Lock-up Agreement must allow the Locked-up Person to withdraw his or her common shares to tender to another take-over bid or to support another transaction (i) at a price per common share that exceeds the price per common share offered under the Lock-up Bid, or (ii) at an offering price that exceeds the Lock-up Bid offering price by a specified minimum amount not exceeding 7% of the Lock-up Bid offering price. A Permitted Lock-up Agreement may nevertheless contain a right of first refusal or require a period of delay to give a bidder an opportunity to match a higher price in another transaction, so long as such limitation does not preclude the exercise by the Locked-up Person of the right to withdraw common shares in sufficient time to tender to another take-over bid or to support another transaction.

Copies of Permitted Lock-up Agreements must be made available to us and to the public. Furthermore, all Permitted Lock-up Agreements must also provide that, if a Locked-up Person fails to deposit or tender his or her common shares to the Lock-up Bid, or withdraws common shares previously tendered to the Lock-up Bid in order to deposit such common shares to another take-over bid or to support another transaction, no break-up fees or other penalties can be required of such Locked-up Person where such penalties, in the aggregate, exceed the greater of (i) 2.5% of the price or value payable under the Lock-up Bid to the Locked-up Person; and (ii) 50% of the amount by which the price or value payable to the Locked-up Person under another take-over bid or transaction exceeds what such Locked-up Person would have received under the Lock-up Bid.

Waiver and redemption

Subject to the approval of holders of our common shares, our board of directors, acting in good faith, may at any time prior to the occurrence of a Flip-in Event, and upon prior written notice delivered to the Rights Agent, that would occur by reason of an acquisition of common shares otherwise than pursuant to a take-over bid made by means of a take-over bid circular to all holders of record of our common shares (or otherwise as outlined in the paragraph below), waive the application of the Spin-Off Shareholder Rights Plan to such Flip-in Event. In the event that our board of directors proposes such a waiver, our board of directors shall postpone the Separation Time to a date subsequent to and not more than ten business days following the meeting of shareholders called to approve such waiver.

Our board of directors may also, prior to the occurrence of a Flip-In Event, waive the application of the Spin-Off Shareholder Rights Plan to a particular Flip-In Event which would occur as a result of a take-over bid made under a circular prepared in accordance with applicable securities legislation to all holders of our common shares. In such event, our board of directors shall also be deemed to have waived the application of the Spin-Off Shareholder Rights Plan to any other Flip-In Event occurring as a result of any other take-over bid made under a circular prepared in accordance with applicable securities legislation to all holders of common shares prior to the expiry of any take-over bid for which the Spin-Off Shareholder Rights Plan has been waived or deemed to have been waived.

Our board of directors may also waive the application of the Spin-Off  Shareholder Rights Plan to a Flip-in Event, if our board of directors  has determined that a person became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person, and that Acquiring Person has reduced its beneficial ownership of common shares (or has entered into a contractual arrangement with us, acceptable to our board of directors, to do so within 30 days or such earlier or later date as determined by our board of directors ) such that at the time the waiver becomes effective it is no longer an Acquiring Person, and in the event of such waiver, the Flip-in Event will be deemed to have never occurred.

All other waivers require approval of the holders of our common shares, or holders of Rights if after the Separation Time.

Subject to the approval of holders of our common shares or Rights, as applicable, our board of directors may, at any time prior to the occurrence of a Flip-in Event, elect to redeem all but not less than all of the then outstanding Rights at $0.00001 per Right, appropriately adjusted for anti-dilution as set out in the Spin-Off Shareholder Rights Plan.

Supplements and amendments

We may from time to time supplement or amend the Spin-Off Shareholder Rights Plan without the approval of any holders of Rights or our common shares to correct any clerical or typographical error, or to maintain the validity or effectiveness of the Spin-Off Shareholder Rights Plan as a result of a change in any applicable legislation or regulations or rules thereunder. Any amendments made by us as a result of a change in any applicable legislation or regulations or rules thereunder shall be submitted to the holders of our common shares or Rights holders, as applicable, for ratification not later than on the date of the next meeting of shareholders.

Subject to the approval of holders of our common shares or Rights, as applicable, we may also, at any time, supplement or amend the Spin-Off Shareholder Rights Plan for any other purpose (whether or not such action would materially adversely affect the interests of the holders of Rights generally).

Expiration time

The Spin-Off Shareholder Rights Plan will remain in force until the new Expiration Time, being the earlier of the Termination Time (the time at which the right to exercise Rights (as defined below) terminates pursuant to the Rights Plan) and the close of business on the date of our annual meeting of shareholders to be held in 2021.

Effect on duties of our board of directors

The Spin-Off Shareholder Rights Plan does not detract from or lessen the duty of our board of directors to act honestly and in good faith keeping in mind the best interests of us and our shareholders. Our board of directors will continue to have the duty and power to take such actions and make such recommendations to shareholders as are considered appropriate if and when a take-over bid is made for us, whether it constitutes a Permitted Bid or not.

Rights Agent

Computershare Trust Company of Canada.

Rightholder not a Shareholder

Until a Right is exercised, the holder thereof as such will have no rights as a shareholder of ours.

The foregoing summaries of the Rights Plans, which summaries are qualified in their entirety by reference to the terms of the Rights Plans. The text of the Rights Plan can be found at www.sedar.com or is available upon request, free of charge, from our Corporate Secretary or from Computershare Trust Company of Canada at the following addresses:

Liminal BioSciences Inc. 440 Armand-Frappier Blvd., Suite 300 Laval, Québec, H7V 4B4	Computershare Trust Company of Canada 1500 Robert-Bourassa Boulevard, 7th Floor Montreal, Québec H3A 3S8

Preferred Shares

We may issue preferred shares in one or more series, each series to consist of such number of shares as determined by our directors, which may also fix the designation, rights, restrictions, conditions and limitations to be attached to the preferred shares of each series.

The holders of preferred shares, if any, do not have any voting rights for the election of directors or for any other purpose, nor are they entitled to attend meetings of the shareholders, except as to any amendment to the rights, privileges, restrictions and conditions attached to the preferred shares, which amendment must be approved by at least 2/3 of the votes cast at a meeting of the holders of preferred shares called for that purpose.

The holders of preferred shares are entitled to dividends, and have preference over the other classes of shares (including common shares) with respect to payment of dividends.

In the event of liquidation, dissolution or winding up of us or other distribution of our assets, the holders of preferred shares are entitled to receive in preference to the holders of any other classes of shares: (i) an amount equal to the amount paid up on such shares, together with, in the case of cumulative dividends, all unpaid cumulative dividends and, in the case of non-cumulative dividends, all declared and unpaid non-cumulative dividends, and (ii) if the liquidation, dissolution, winding-up or distribution is voluntary, an additional amount equal to the premium, if any, that would have been payable on the redemption of the preferred shares.

Significant Differences in Corporate Law

We are governed by the CBCA. Significant differences between the CBCA and the Delaware General Corporate Law, or DGCL, which governs companies incorporated in the State of Delaware, include the following. This summary is qualified in its entirety by reference to the DGCL, the CBCA (and the regulations thereunder) and our governing corporate instruments.

Number and Election of Directors

Delaware	Canada

Under the DGCL, the board of directors must consist of at least one number. The number of directors shall be fixed by the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall only be made by an amendment of the certificate of incorporation. Under the DGCL, directors are elected at annual stockholder meetings by a plurality vote of the stockholders, unless a shareholder-adopted bylaw prescribes a different required vote.

Under the CBCA, the board of directors must consist of at least three members, at least two of whom shall not be officers or employees of the corporation or its affiliates, so long as Liminal remains a "distributing corporation" for purposes of the CBCA, which includes a corporation whose securities are listed on a recognized stock exchange, in or outside Canada, such as the Toronto Stock Exchange or the NASDAQ Stock Exchange. Under the CBCA, the shareholders of a corporation elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required. Our articles of incorporation also provide that the directors may appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

Director Qualifications

Delaware law does not have director residency requirements comparable to those of the CBCA. Delaware law permits a corporation to prescribe qualifications for directors under its certificate of incorporation or bylaws.

Under the CBCA, a director is not required to hold a share in our capital as qualification for his or her office but must be qualified as required by the CBCA to become, act or continue to act as a director. The CBCA provides that the following persons are disqualified from being a director of a corporation: (i) a person who is less than 18 years of age; (ii) a person who is of unsound mind and has been so found by a court in Canada or elsewhere; (iii) a person who is not an individual; and (iv) a person who has the status of a bankrupt. Further, the CBCA provides that at least 25% of the directors of the company must be resident Canadians, or at least one of the directors if the company has less than four directors.

Delaware	Canada
Vacancies on the Board of Directors

Under the DGCL, vacancies and newly created directorships resulting from an increase in the authorized number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Under the CBCA, vacancies that exist on the board of directors may be filled by the board of directors if the remaining directors constitute a quorum, unless the vacancy results from an increase in the number or in the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles, in which case, or if the remaining directors do not constitute a quorum, the remaining directors shall call a meeting of shareholders to fill the vacancy.

Transactions with Directors and Officers

Delaware	Canada

The DGCL generally provides that no transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if (i) the material facts as to the director’s or officer’s interest and as to the transaction are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to the director’s or officer’s interest and as to the transaction are disclosed or are known to the stockholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the stockholders; or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

The CBCA requires that a director or officer of a corporation who is: (i) a party to a contract or transaction or proposed contract or transaction with the corporation; or (ii) a director or an officer, a person acting in a similar capacity, of a party to a contract or transaction or proposed contract or transaction, or (iii) has a material interest in, any person who is a party to a contract or transaction or proposed contract or transaction with the corporation, shall disclose in writing to the corporation or request to have entered in the minutes of meetings of directors (or committees of directors) the nature and extent of his or her interest. An interested director is prohibited from attending the part of the meeting during which the contract or transaction is discussed and is prohibited from voting on a resolution to approve the contract or transaction except in specific circumstances, such as a contract or transaction relating primarily to his or her remuneration as a director, a contract or transaction for indemnification or liability insurance of the director, or a contract or transaction with an affiliate of the corporation.

If a director or officer does not disclose his or her interest in accordance with the CBCA, or (in the case of a director) votes in respect of a resolution on a contract or transaction in which he or she is interested contrary to the CBCA, the corporation or a shareholder may ask the court to set aside the contract or transaction and to require the director or officer to account to the corporation for any profit or gain realized on it by the director or officer or the associates of the director or officer, and to remit the profit or gain to the corporation, according to the conditions the court sees fit. However, if a director or officer has disclosed his or her interest in accordance with the CBCA and the contract or transaction was reasonable and fair to the corporation at the time it was approved by the directors, the director or officer is not accountable to the corporation or its shareholders for any profit or gain realized from the contract or transaction and the contract or transaction is not invalid by reason only of the interest of the director or officer or that the director is present at or is counted to determine the presence of a quorum at the meeting of directors that authorized the contract or transaction.

The CBCA further provides that even if a director or officer does not disclose his or her interest in accordance with the CBCA, or (in the case of a director) votes in respect of a resolution on a contract or transaction in which he or she is interested, if the director or officer acted honestly and in good faith and the contract or transaction was reasonable and fair to the corporation at the time it was approved, the director or officer is not accountable to the corporation or to its shareholders for any profit or gain realized from the contract or transaction and the contract or transaction is not invalid by reason only of the director’s or officer’s interest therein, if the contract or transaction has been confirmed or approved by the shareholders by special resolution, on the basis of disclosure in a manner sufficient to indicate the nature of the interest.

Limitation on Liability of Directors

The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty as a director, except for liability: (i) for breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL which concerns unlawful payment of dividends, stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

The CBCA does not permit the limitation of a director's liability as the DGCL does. However, the CBCA provides that the corporation may indemnify directors and ofﬁcers against liabilities incurred in the course of their duties and may purchase and maintain insurance against any liability incurred by the individual in their capacity as a director or ofﬁcer.

A director may also limit his liability by having his dissent entered into the minutes in respect of a decision or, by resigning from the board.

Call and Notice of Stockholder Meetings

Delaware	Canada

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Under the DGCL, an annual or special stockholder meeting is held on such date, at such time and at such place as may be designated by the board of directors or any other person authorized to call such meeting under the corporation’s certificate of incorporation or bylaws. If an annual meeting for election of directors is not held on the date designated or an action by written consent to elect directors in lieu of an annual meeting has not been taken within 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the later of the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Under the CBCA, written notice of the shareholders must be given to each shareholder entitled to vote at the meeting not less than twenty-one nor more than sixty days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting (our bylaws provide that written notice must be sent to each shareholder entitled to vote at the meeting not less than twenty-one nor more than fifty days before the date of the meeting). Notice of a meeting of shareholders at which special business is to be transacted must state (a) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon, and (b) the text of any special resolution to be submitted to the meeting.

Under the CBCA, an annual meeting of shareholders must be held no later than fifteen months after holding the last preceding annual meeting but no later than six months after the end of the corporation's preceding financial year. Under the CBCA, the directors of a corporation may call a special meeting at any time. A corporation may apply to the court for an order extending the time for calling an annual meeting.

In addition, holders of not less than five percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition.

Stockholder Action by Written Consent
Under the DGCL, a majority of the stockholders of a corporation may act by written consent without a meeting unless such action is prohibited by the corporation’s certificate of incorporation.	Under the CBCA, a written resolution signed by all the shareholders of a corporation who would have been entitled to vote on the resolution at a meeting is effective to approve the resolution.
Stockholder Nominations and Proposals

Delaware	Canada
Not applicable.

Under the CBCA, a shareholder entitled to vote at a shareholders' meeting may submit a shareholder proposal relating to matters which the shareholder wishes to propose and discuss at a shareholders' meeting and, subject to certain exceptions, such shareholder's compliance with the prescribed time periods and other requirements of the CBCA pertaining to shareholder proposals, the corporation is required to include such proposal in the information circular pertaining to the meeting for which it solicits proxies. Notice of such a proposal must be provided to the corporation at least 90 days before the anniversary date of the last annual shareholders' meeting.

In addition, the CBCA requires that any shareholder proposal that includes nominations for the election of directors must be signed by one or more holders of shares representing in the aggregate not less than five percent of the shares or five percent of the shares of a class or series of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented.

Amendment of Governing Instrument

Amendment of Certificate of Incorporation. Generally, under the DGCL, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote is required to approve a proposed amendment to the certificate of incorporation, following the adoption of the amendment by the board of directors of the corporation, provided that the certificate of incorporation may provide for a greater vote. Under the DGCL, holders of outstanding shares of a class or series are entitled to vote separately on an amendment to the certificate of incorporation if the amendment would have certain consequences, including changes that adversely affect the rights and preferences of such class or series.

Amendment of Bylaws. Under the DGCL, after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal bylaws shall be vested in the stockholders entitled to vote; provided, however, that any corporation nay, in its certificate of incorporation, provide that bylaws may be adopted, amended or repealed by the board of directors. The fact that such power has been conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal the bylaws.

Amendment of Articles. Under the CBCA, amendments to the articles of incorporation generally require the approval of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution. Specified amendments may also require the approval of other classes of shares. If the amendment is of a nature affecting a particular class or series in a manner requiring a separate class or series vote, that class or series is entitled to vote on the amendment whether or not it otherwise carries the right to vote.

Amendment of Bylaws. Under the CBCA, the directors may, by resolution, make, amend or repeal any bylaws that regulate the business or affairs of a corporation and they must submit the bylaw, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the bylaw, amendment or repeal.

Votes on Mergers, Consolidations and Sales of Assets

Delaware	Canada

The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, the adoption of a merger agreement requires the approval of a majority of the outstanding stock of the corporation entitled to vote thereon.

Under the CBCA, certain extraordinary corporate actions, such as amalgamations (other than with certain affiliated corporations), continuances and sales, leases or exchanges of the property of a corporation if as a result of such alienation the corporation would be unable to retain a significant part of its business activities, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by “special resolution” of the shareholders.

A “special resolution” is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution. In specified cases, a special resolution to approve the extraordinary corporate action is also required to be approved by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

Dissenter's Rights of Appraisal

Under the DGCL, a stockholder of a Delaware corporation generally has the right to dissent from a merger or consolidation in which the Delaware corporation is participating, subject to specified procedural requirements, including that such dissenting stockholder does not vote in favor of the merger or consolidation. However, the DGCL does not confer appraisal rights, in certain circumstances, including if the dissenting stockholder owns shares traded on a national securities exchange and will receive publicly traded shares in the merger or consolidation. Under the DGCL, a stockholder asserting appraisal rights does not receive any payment for his or her shares until the court determines the fair value or the parties otherwise agree to a value. The costs of the proceeding may be determined by the court and assessed against the parties as the court deems equitable under the circumstances.

Under the CBCA, each of the following matters listed will entitle shareholders to exercise rights of dissent and to be paid the fair value of their shares: (i) any amalgamation with another corporation (other than with certain affiliated corporations), (ii) an amendment to the corporation's articles to add, change or remove any provisions restricting the issue, transfer or ownership of that class of shares, (iii) an amendment to the corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on, (iv) a continuance under the laws of another jurisdiction, (v) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business, (vi) the going out of a going-private or a squeeze-out transaction, (vii) where a court order permits a shareholder to dissent in connection with an application to the court for an order approving an arrangement, or (viii) certain amendments to the articles of a corporation which require a separate class or series vote by a holder of shares of any class or series.

However, a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy, unless otherwise authorized by the court. The CBCA provides these dissent rights for both listed and unlisted shares.

Under the CBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder's interests.

Oppression Remedy

Delaware	Canada
The DGCL does not provide for a similar remedy.

The CBCA provides an oppression remedy that enables a court to make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to, or that unfairly disregards the interests of, any securityholder, creditor, director or officer of the corporation if an application is made to a court by an “applicant”. An “applicant” with respect to a corporation means any of the following: (i) a present or former registered holder or beneficiary owner of securities of the corporation or any of its affiliates; (ii) a present or former officer or director of the corporation or any of its affiliates; (iii) the Director of Corporation Canada; and (iv) any other person who in the discretion of the court has the interest to make the application.

The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of those legal and equitable rights. Furthermore, the court may order a corporation to pay the interim costs, including legal fees and disbursements, of an applicant seeking an oppression remedy, but the applicant may be held accountable for interim costs on final disposition of the complaint.

Shareholder Derivative Action

Under Delaware law, stockholders may bring derivative actions on behalf of, and for the benefit of, the corporation.

The plaintiff in a derivative action on behalf of the corporation either must be or have been a stockholder of the corporation at the time of the transaction or must be a stockholder who became a stockholder by operation of law in the transaction regarding which the stockholder complains.

Under the CBCA, a complainant may apply to a Canadian court for leave to bring an action in the name of, and on behalf of, the corporation or its subsidiary, or to intervene in an existing action to which the corporation or its subsidiary is a party, for the purpose of prosecuting, defending or discontinuing an action on behalf of the corporation or on behalf of its subsidiary. Under the CBCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that: (i) the complainant has given the required notice to the directors of the corporation or of the subsidiary, as applicable, of the shareholder's intention to apply to the court if the directors do not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the best interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.
Under the CBCA, the court in a derivative action may make any order it thinks fit.

Anti-Takeover and Ownership Provisions

Delaware	Canada

Delaware	Canada

Unless an issuer opts out of the provisions of Section 203 of the DGCL, Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with a holder of 15% or more of the corporation’s voting stock (as defined in Section 203), referred to as an interested stockholder, for a period of three years after the date of the transaction in which the interested stockholder became an interested stockholder, except as otherwise provided in Section 203. For these purposes, the term “business combination” includes mergers, assets sales and other similar transactions with an interested stockholder.

The CBCA provides rules regarding take-over bids, i.e., an offer made by an offeror to shareholders of a distributing corporation at approximately the same time to acquire all the shares of a class of issued shares, including an offer made by a distribution corporation to repurchase all of the shares or a class of its shares, granting shareholders a right of dissent and the right to demand payment of the fair value of their shares. The CBCA provides that if, within 120 days after the date of a take-over bid made to shareholders of a corporation, the bid is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the bid relates, the offeror is entitled to acquire (on the same terms on which the offeror acquired shares under the take-over bid) the shares held by those holders of shares of that class who did not accept the take-over bid. If a shareholder who did not accept the take-over bid (a dissenting offeree) does not receive an offeror’s notice, with respect to a compulsory acquisition (as described in the preceding sentence), that shareholder may require the offeror to acquire those shares on the same terms under which the offeror acquired (or will acquire) the shares owned by the shareholders who accepted the take-over bid.

Further, rules and policies of certain Canadian securities regulatory authorities, including Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions, or Multilateral Instrument 61-101, contain requirements in connection with, among other things, ‘related party transactions” and “business combinations”, including, among other things, any transaction by which an issuer directly or indirectly engages in the following with a related party: acquires, sells, leases or transfers an asset, acquires the related party, acquires or issues treasury securities, amends the terms of a security if the security is owned by the related party or assumes or becomes subject to a liability or takes certain other actions with respect to debt.

Under Multilateral Instrument 61-101, the term “related party” includes directors, senior officers and holders of more than 10% of the voting rights attached to all outstanding voting securities of the issuer or holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

Multilateral Instrument 61-101 requires, subject to certain exceptions, the preparation of a formal valuation relating to certain aspects of the transaction and more detailed disclosure in the proxy material sent to security holders in connection with related party transaction including related to the valuation. Multilateral Instrument 61-101 also required, subject to certain exceptions, that an issuer not engage in a related party transaction unless the shareholders of the issuer, other than the related parties, approve the transaction by a simple majority of the votes cast.

Multilateral Instrument 62-104 provides that a take-over bid is triggered when a person makes “an offer to acquire voting securities or equity securities of a class made to one or more persons … where the securities subject to the offer to acquire, together with the offeror's securities, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire..." When a take-over bid is triggered, an offeror must comply with certain requirements. These include, among other things, making the offer of identical consideration to all holders of the class of security that is the subject of the bid; making a public announcement of the bid in a newspaper; and sending out a bid circular to security holders which explains the terms and conditions of the bid. Directors of an issuer whose securities are the subject of a take-over bid are required to evaluate the proposed bid and circulate a directors' circular indicating whether they recommend to accept or reject the bid or are not making a recommendation regarding the bid. Strict timelines must be adhered to.

Multilateral Instrument 62-104 further requires that whenever a person acquires beneficial ownership of, or control or direction over, voting or equity securities of any class of a reporting issuer or securities convertible into voting or equity securities of any class of a reporting issuer that, together with the person's securities of that class, would constitute 10% or more of the outstanding securities of that class, the person must file a press release announcing that fact and file an "early warning report" with applicable Canadian securities regulators. An additional news release and report must be filed at each instance the person acquires an additional 2% or more of the outstanding securities or securities convertible into 2% or more of the outstanding securities.

An "issuer bid" is defined in Multilateral Instrument 62-104 to be "an offer to acquire or redeem securities of an issuer made by the issuer to one or more persons." Similar requirements to a take-over bid exist for issuer bids. Multilateral Instrument 62-104 also contains a number of exemptions to the take-over bid and issuer bid requirements.

Other Important Provisions in our Articles of Incorporation and By-Laws

The following is a summary of certain important provisions of our articles of incorporation, as amended, and our bylaws, as amended. Please note that this is only a summary, is not intended to be exhaustive and is qualified in its entirety by reference to our articles of incorporation and bylaws. For further information, please refer to the full version of our articles of incorporation and bylaws, available on request to our Corporate Secretary at our principal business office and are posted on our website at www.liminalbiosciences.com as well as on the SEDAR website at www.sedar.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

Objects and Purposes of the Company

Our articles of incorporation do not contain and are not required to contain a description of our objects and purposes. There is no restriction contained in our articles of incorporation on the business that we may carry on.

General Borrowing By-Law

Pursuant to our bylaw no. 2 relating to the borrowing powers of our directors, our board of directors may: (i) borrow money upon our credit in such amounts and on such terms as may be deemed expedient by obtaining loans or advances or by way of overdraft or otherwise; (ii) issue debentures or other securities; (iii) sell, pledge or hypothecate debentures or other securities in such amounts as may be deemed expedient; and (iv) mortgage, hypothecate, give as security or as guaranty, any or all real property, whether movable or immovable, as well as other rights and undertakings, present or future, of the company, to secure any debenture or other assets, present or future, of the company or for the repayment of all or any money borrowed or to be borrowed or other obligations or liabilities, present or future, of the company.

Advance Notice Bylaw

Pursuant to our bylaw no. 3 relating to the advance notice of nominations of directors, which we refer to as the Advance Notice Bylaw, shareholders seeking to nominate candidates for election as directors other than pursuant to a proposal or requisition of shareholders made in accordance with the provisions of the CBCA, must provide timely written notice to our Corporate Secretary. To be timely, a shareholder's notice must be received (i) in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice by the shareholder must be received not later than the close of business on the 10th day following the date of such public announcement; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of directors to the board of directors, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made. The Advance Notice Bylaw also prescribes the proper written form for a shareholder's notice.

Quorum

Under our bylaws, the quorum for the transaction of business at a meeting of our board of directors is a majority of the number of directors or the minimum number of directors required by our articles of incorporation or by a resolution of the shareholders.

Under our bylaws, the quorum for the transaction of business at a meeting of our shareholders is the holders present in person or by proxy and holding in aggregate not less than 20% of our issued shares entitled to vote at such meeting.

Impediments to Change of Control

Our articles of incorporation do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves us.

Other Canadian Law Considerations

Ownership and Exchange Controls

Competition Act

Limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). This legislation establishes a pre-merger notification regime for certain types of merger transactions that exceed certain statutory shareholding and financial thresholds. Transactions that are subject to notification cannot be closed until the required materials are filed and the applicable statutory waiting period has expired or been waived by the Commissioner of Competition, or the Commissioner. Further, the Competition Act (Canada) permits the Commissioner to review any acquisition of control over or of a significant interest in us, whether or not it is subject to mandatory notification. This legislation grants the Commissioner jurisdiction, for up to one year, to challenge this type of acquisition before the Canadian Competition Tribunal if it would, or would be likely to, substantially prevent or lessen competition in any market in Canada.

Investment Canada Act

The Investment Canada Act requires notification and, in certain cases, advance review and approval by the Government of Canada of an investment to establish a new Canadian business by a non-Canadian or of the acquisition by a non-Canadian of “control” of a “Canadian business”, all as defined in the Investment Canada Act. Generally, the threshold for advance review and approval will be higher in monetary terms for a member of the World Trade Organization. The Investment Canada Act generally prohibits the implementation of such a reviewable transaction unless, after review, the relevant minister is satisfied that the investment is likely to be of net benefit to Canada.

The Investment Canada Act contains various rules to determine if there has been an acquisition of control. For example, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions. The acquisition of a majority of the voting shares of a corporation is deemed to be acquisition of control of that corporation. The acquisition of less than a majority but one-third or more of the voting shares of a corporation is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquiror through the ownership of voting shares. The acquisition of less than one-third of the voting shares of a corporation is deemed not to be acquisition of control of that corporation.

In addition, under the Investment Canada Act, national security review on a discretionary basis may also be undertaken by the federal government in respect of a much broader range of investments by a non-Canadian to “acquire, in whole or in part, or to establish an entity carrying on all or any part of its operations in Canada, with the relevant test being whether such an investment by a non-Canadian could be “injurious to national security.” The Minister of Industry has broad discretion to determine whether an investor is a non-Canadian and therefore may be subject to national security review. Review on national security grounds is at the discretion of the federal government and may occur on a pre- or post-closing basis.

Any of these provisions may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to our shareholders. We cannot predict whether investors will find our company and our common shares less attractive because we are governed by foreign laws.

Registration Rights

On April 23, 2019, we entered into a registration rights agreement with Consonance Capital Master Account LP and P Consonance Opportunities Ltd. in connection with a private placement pursuant to which we issued common shares to Consonance Capital Master Account LP and P Consonance Opportunities Ltd. in April 2019. Pursuant to the registration rights agreement, we agreed to use our commercially reasonable efforts to have a registration statement registering the common shares purchased by Consonance Capital Master Account LP and P Consonance Opportunities Ltd. in such private placement declared effective. We also agreed, among other things, to cause such registration statement to remain effective and to assist Consonance Capital Master Account L.P. and P Consonance Opportunities Ltd. with offerings of such securities. On March 17, 2020, we amended the registration rights agreement to provide that we will use reasonable best efforts to have this registration statement declared effective by the SEC. We filed with the SEC a registration statement on Form F-1 to register the common shares held by Consonance Capital Master Account LP and P Consonance Opportunities Ltd., which was declared effective by the SEC on September 30, 2020.

In addition, if we propose to register (including, for this purpose, a registration effected by us for shareholders other than Consonance Capital Master Account LP and P Consonance Opportunities Ltd.) any of our securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a rights offering or pursuant to a registration statement on Form S-4, F-4 or S-8), we are obligated, at such time, to promptly give each of Consonance Capital Master Account LP and P Consonance Opportunities Ltd. notice of such registration. Upon the request of each of Consonance Capital Master Account LP and P Consonance Opportunities Ltd. given within 10 days after such notice is given by us, we are obligated, subject to underwriter requirements, to use commercially reasonable efforts to cause to be registered all of the registrable securities that each such holder has requested to be included in such registration. We have the right to terminate or withdraw any registration initiated by us before the effectiveness of such registration, whether or not any such holder has elected to include registrable securities in such registration. The expenses of such withdrawn registration will be borne by us.

We have also agreed, among other things, to indemnify each of Consonance Capital Master Account LP and P Consonance Opportunities Ltd. from certain liabilities and to bear all fees and expenses incident to the registration of our common shares purchased by each of Consonance Capital Master Account LP and P Consonance Opportunities Ltd. in such private placement, including fees, charges and disbursements of counsel to Consonance Capital Master Account LP and P Consonance Opportunities Ltd.

On October 29, 2020, we and SALP and Armistice Capital Master Fund Ltd. entered into a Securities Purchase Agreement, or the Purchase Agreement, and a Registration Rights Agreement. Pursuant to the Purchase Agreement, the selling shareholders purchased an aggregate of (i) 5,757,894 common shares, (ii) prefunded warrants to purchase up to 557,894 common shares at an exercise price of $0.001 per share and (iii) warrants to purchase up to 6,315,788 common shares at an exercise price of $5.50 per share, in a private placement. Pursuant to this Registration Rights Agreement, we agreed to file a registration statement with the SEC within 30 days from November 3, 2020 in order to register for resale (i) the common shares purchased by such selling shareholders in such private placement and (ii) the common shares issuable to the selling shareholders upon exercise of the warrants purchased by such selling shareholders in such private placement, and to use commercially reasonable efforts to have the registration statement declared effective within 90 days if there is no review by the SEC, and within 120 days in the event of such review. If we are notified by the SEC that the Registration Statement is not subject to review or the SEC has no further comments, the effectiveness deadline is five trading days from such notification.

We are required to use commercially reasonable efforts to cause such registration statement to become effective as soon as possible and to remain continuously effective for a period that will terminate upon the earlier of (i) such time as all of the registrable securities covered by such registration statement have been sold by the holders or (ii) the date on which the registrable securities become eligible for resale by the selling shareholders under Rule 144 without volume or manner-of-sale restrictions.

Listing

Our common shares are listed on Nasdaq under the symbol “LMNL.”

SELLING SHAREHOLDERS

Pursuant to a subscription agreement with the selling shareholders, dated April 23, 2019, we sold an aggregate of 3,287,311 common shares to Consonance Capital Master Account LP and P Consonance Opportunities Ltd., or together, Consonance, in the private placement described in the section entitled “Description of Share Capital and Articles of Association” at a price per share of $15.21. Additionally, SALP acquired 16,694,163 common shares and 168,735 warrants to purchase common shares pursuant to the Restructuring Transactions (as defined in our Annual Report on Form 20-F incorporated by reference herein).

Unless otherwise noted, the table below sets forth, to our knowledge, information about the selling shareholders as of November 15, 2020.

We do not know when or in what amounts the selling shareholders may offer common shares registered for resale pursuant to the registration statement of which this prospectus forms a part, and the selling shareholders might not sell any or all of such common shares. Because the selling shareholders may offer all or some of such common shares and because there are currently no agreements or understandings with respect to the sale of any common shares, we cannot estimate the number of common shares that will be held by the selling shareholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of this offering, none of such common shares will be held by the selling shareholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common shares, including common shares beneficially owned pursuant to outstanding options, warrants and other derivative securities that are exercisable or exchangeable for our common shares within 60 days of November 15, 2020. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the person named below.

The selling shareholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their common shares since the date on which the information in the table below is presented. Information about the selling shareholders may change over time. Except for the ownership of the common shares that may be offered and sold by the selling shareholders, our relationship with SALP described elsewhere in this prospectus and in the documents incorporated by reference herein and the participation in the transactions described above, SALP and Consonance have not had any material relationship with us or our affiliates within the past three years.

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to the Offering(1)	Percentage of Shares Beneficially Owned Prior to the Offering(1)	Number of Shares Registered for Sale Hereby	Number of Shares Beneficially Owned After the Offering(1)	Percentage of Shares Beneficially Owned After the Offering(1)
Structured Alpha LP(2)	23,992,231	71.61%	16,872,930	7,119,301	21.3%
Entities affiliated with Consonance Capital Management(3)	1,899,731	6.5%	3,287,311	—	—

(1)

This table is based upon information supplied by the selling shareholders, which information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling shareholders named in the table above have sole voting and investment power with respect to all common shares that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 29,385,945 shares outstanding on November 15, 2020, adjusted as required by rules promulgated by the SEC.

(2)

Consists of (a) 19,876,129 common shares and (b) 4,116,102 common shares that SALP has the right to acquire pursuant to the exercise of the warrants exercisable within 60 days of November 15, 2020. Thomvest Asset Management Ltd. is the general partner of SALP and Mr. Peter J. Thomson and Mr. Eugene Siklos are the directors of Thomvest Asset Management Ltd. Mr. Thomson and Mr. Siklos share jointly the power to vote and power to dispose of these common shares and warrants, as applicable. The address for SALP, Thomvest Asset Management Ltd., Mr. Thomson and Mr. Siklos is c/o Thomvest Asset Management Ltd., 65 Queen Street West, Suite 2400, Toronto, Ontario, M5H 2M8.

(3)

Consists of an aggregate of 1,899,731 common shares held by Consonance Capital Master Account LP, or Consonance Master, and common shares held by a managed account managed by Consonance Capital Opportunity Fund Management LP, or Consonance Opportunity. Consonance Capital Management LP, or the Adviser, is the investment adviser of Consonance Master, and pursuant to an investment advisory agreement, the Adviser exercises voting and investment power over our common shares held by Consonance Master. Consonance Capman GP LLC, or Capman, is the general partner of the Adviser and Mitchell Blutt, as the Manager & Member of Capman and Chief Executive Officer of the Adviser, may be deemed to control Capman and the Adviser. Capman is also the general partner of Consonance Opportunity and Mr. Blutt, as the Manager & Member of Capman, may be deemed to control Capman and Consonance Opportunity. Each of Capman and Mr. Blutt may be deemed to beneficially own these common shares. The address for Consonance Master, Consonance Opportunity, the Adviser, Capman and Mr. Blutt is 1370 Avenue of the America, Floor 33, New York, New York 10019.  This information is based on a report filed with the Canadian System for Electronic Document Analysis and Retrieval on November 10, 2020, which reflects holdings as of October 31, 2020.

PLAN OF DISTRIBUTION

We are registering our common shares previously issued and the common shares issuable upon exercise of the warrants to permit the resale of these common shares by the holders of the common shares and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the common shares. Upon the exercise of the warrants, however, we will receive the exercise price of the warrants. We will bear all fees and expenses incident to our obligation to register the common shares, except for applicable underwriting fees, discounts, selling commissions and stock transfer taxes.

The selling shareholders may sell all or a portion of the common shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	sales pursuant to Rule 144 of the Securities Act;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•	through put or call option transactions or other hedging transactions relating to the common shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with the sale of our common shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common shares in the course of hedging the positions they assume. The selling shareholders may also sell our common shares short and deliver these securities to close out their short positions, or loan or pledge our common shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders may pledge or grant a security interest in some or all of the common shares or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus or other applicable provisions of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the common shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of our common shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the common shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of our common shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to our common shares. All of the foregoing may affect the marketability of our common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

We will pay all expenses of the registration of our common shares pursuant to the registration statement of which this prospectus forms a part, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholders will pay all applicable underwriting fees, discounts, selling commissions and stock transfer taxes, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the common shares will be freely tradable in the hands of persons other than our affiliates.

TAXATION

Material U.S. Federal Income Tax Considerations

The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of common shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase our common shares pursuant to this prospectus and hold such common shares as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, broker-dealers and traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, persons who hold our common shares as part of a “straddle”, “hedge”, “conversion transaction”, “synthetic security” or integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or through attribution 10% or more of the voting power of our shares, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to special tax accounting rules under Section 451(b) of the Code, persons subject to special tax accounting rules under Section 451(b) of the Code, partnerships and other pass-through entities, and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our common shares that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source or (4) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common shares, the U.S. federal income tax consequences relating to an investment in our common shares will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of our common shares. Persons considering an investment in our common shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of our common shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Passive Foreign Investment Company Consequences

In general, a corporation organized outside the United States will be treated as a passive foreign investment company, or PFIC, for any taxable year in which either (1) at least 75% of its gross income is “passive income”, or the “PFIC income test”, or (2) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income, the “PFIC asset test”. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Although we do not believe that we were a PFIC for the year ending December 31, 2019, our determination is based on an interpretation of complex provisions of the law, which are not addressed in a significant number of administrative pronouncements or rulings by the Internal Revenue Service. Accordingly, there can be no assurance that our conclusions regarding our status as a PFIC for the 2019 taxable year will not be challenged by the Internal Revenue Service and, if challenged, upheld in appropriate proceedings.  In addition, because PFIC status is determined on an annual basis and generally cannot be determined until the end of the taxable year, there can be no assurance that we will not be a PFIC for the current taxable year. Because we may continue to hold a substantial amount of cash and cash equivalents, and because the calculation of the value of our assets may be based in part on the value of our common shares, which may fluctuate considerably, we may be a PFIC in future taxable years. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. Our status as a PFIC is a fact-intensive determination made on an annual basis. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with regard to our expectations regarding our PFIC status.

If we are a PFIC in any taxable year during which a U.S. Holder owns our common shares, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (1) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our common shares, and (2) any gain recognized on a sale, exchange or other disposition, including a pledge, of our common shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for our common shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Holder holds our common shares, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds our common shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to our common shares. If the election is made, the U.S. Holder will be deemed to sell our common shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s common shares would not be treated as shares of a PFIC unless we subsequently become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds our common shares and one of our non-U.S. corporate subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to our non-U.S. subsidiaries.

If we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on our common shares if such U.S. Holder makes a valid “mark-to-market” election for our common shares. A mark-to-market election is available to a U.S. Holder only for “marketable stock”.

Our common shares will be marketable stock as long as they remain listed on the Nasdaq and are regularly traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. If a mark-to-market election is in effect, a U.S. Holder generally would take into account, as ordinary income each year, the excess of the fair market value of our common shares held at the end of such taxable year over the adjusted tax basis of such common shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such our common shares over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in our common shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other disposition of our common shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss.

A mark-to-market election will not apply to our common shares for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any non-U.S. subsidiaries that we may organize or acquire in the future. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs that we may organize or acquire in the future notwithstanding the U.S. Holder’s mark-to-market election for our common shares.

The tax consequences that would apply if we are a PFIC would also be different from those described above if a U.S. Holder were able to make a valid qualified electing fund, or QEF, election. At this time, we do not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election, prospective investors should assume that a QEF election will not be available.

Each U.S. person that is an investor of a PFIC is generally required to file an annual information return on IRS Form 8621 containing such information as the U.S. Treasury Department may require. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of our common shares, the consequences to them of an investment in a PFIC, any elections available with respect to our common shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of the common shares of a PFIC.

Distributions

Subject to the discussion above under “Passive Foreign Investment Company Consequences”, a U.S. Holder that receives a distribution with respect to our common shares generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s common shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s common shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends. Distributions on our common shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.

Dividends paid by a “qualified foreign corporation” are eligible for taxation for certain non-corporate U.S. Holders at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain requirements are met. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “Passive Foreign Investment Company Consequences”), we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends with regard to its particular circumstances.

A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on our common shares that are readily tradable on an established securities market in the United States. We believe that we qualify as a resident of Canada for purposes of, and are eligible for the benefits of, the U.S.-Canada Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the U.S.-Canada Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange of information provision. Therefore, subject to the discussion above under “Passive Foreign Investment Company Consequences”, if the U.S.-Canada Treaty is applicable, such dividends will generally be “qualified dividend income” in the hands of individual U.S. Holders, provided that certain conditions are met, including holding period and the absence of certain risk reduction transactions.

Sale, Exchange or Other Disposition of our common shares

Subject to the discussion above under “Passive Foreign Investment Company Consequences”, a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of our common shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in our common shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for noncorporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other disposition, our common shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our common shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of our common shares. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this Medicare tax to your income and gains in respect of your investment in our common shares.

Information Reporting and Backup Withholding

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in our common shares, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). As described above under “Passive Foreign Investment Company Consequences”, each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than US$100,000 for our common shares may be required to file IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) reporting this payment. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

Dividends on and proceeds from the sale or other disposition of our common shares may be reported to the IRS unless the U.S. Holder establishes a basis for exemption. Backup withholding may apply to amounts subject to reporting if the holder (1) fails to provide an accurate United States taxpayer identification number or otherwise establish a basis for exemption, or (2) is described in certain other categories of persons. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

U.S. Holders should consult their own tax advisors regarding the backup withholding tax and information reporting rules.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN COMMON SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

Certain Canadian Federal Income Tax Considerations

The following summary describes, as of the date hereof, the material Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, common shares pursuant to this prospectus and who, at all relevant times, for the purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Canadian Tax Act”), (1) is not, and is not deemed to be, resident in Canada for purposes of the Canadian Tax Act and any applicable income tax treaty or convention; (2) deals at arm’s length with us; (3) is not affiliated with us; (4) does not use or hold, and is not deemed to use or hold, common shares in a business or part of a business carried on in Canada; (5) has not entered into, with respect to the common shares, a “derivative forward agreement”, as that term is defined in the Canadian Tax Act and (6) holds the common shares as capital property (a “Non-Canadian Holder”). This summary does not apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada and elsewhere or an “authorized foreign bank”, as that term is defined in the Canadian Tax Act. Such Non‑Canadian Holders should consult their tax advisors for advice having regards to their particular circumstances.

This summary is based on the current provisions of the Canadian Tax Act, and an understanding of the current administrative policies of the Canada Revenue Agency published in writing prior to the date hereof. It takes into account all specific proposals to amend the Canadian Tax Act and the Canada-United States Tax Convention (1980), as amended (the “Canada-U.S. Tax Treaty”), publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular shareholder, and no representations with respect to the income tax consequences to any particular shareholder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, you should consult your own tax advisor with respect to your particular circumstances.

Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of the common shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Canadian Tax Act. The amount of any dividends, capital gains or capital losses realized by a Non-Canadian Holder may be affected by fluctuations in the Canadian exchange rate.

Dividends

Dividends paid or credited on the common shares or deemed to be paid or credited on the common shares to a Non-Canadian Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident. For example, under the Canada-U.S. Tax Treaty, where dividends on the common shares are considered to be paid to or derived by a Non-Canadian Holder that is a beneficial owner of the dividends and is a U.S. resident for the purposes of, and is entitled to benefits of, the Canada-U.S. Tax Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15%. We will be required to withhold the applicable withholding tax from any dividend and remit it to the Canadian government for the Non-Canadian Holder’s account.

Dispositions

A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of a common share, unless the common shares are “taxable Canadian property” to the Non-Canadian Holder for purposes of the Canadian Tax Act at the time of disposition and the Non-Canadian Holder is not entitled to relief under an applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident.

Generally, the common shares will not constitute “taxable Canadian property” to a Non-Canadian Holder at a particular time provided that the common shares are listed at that time on a “designated stock exchange” (as defined in the Canadian Tax Act), which includes the Nasdaq, unless at any particular time during the 60-month period that ends at that time.

•

at least 25% of the issued shares of any class or series of our capital stock was owned by or belonged to any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, and

•

more than 50% of the fair market value of the common shares was derived, directly or indirectly, from one or any combination of : (i) real or immoveable property situated in Canada, (ii) “Canadian resource properties” (as that term is defined in the Canadian Tax Act), (iii) “timber resource properties” (as that term is defined in the Canadian Tax Act) and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists.

Notwithstanding the foregoing, in certain circumstances, common shares could be deemed to be “taxable Canadian property.” Non-Canadian Holders whose common shares may constitute “taxable Canadian property” should consult their own tax advisors.

LEGAL MATTERS

Certain matters of Canadian law with respect to the legality of the issuance of the securities offered by this prospectus will be passed upon for us by Stikeman Elliot LLP, Montreal, Canada. Certain matters of U.S. law will be passed upon for us by Cooley LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Liminal BioSciences Inc. as of and for the years ended December 31, 2019 and 2018 appearing in Amendment No. 1 to our Annual Report on Form 20-F/A for the year ended December 31, 2019, have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The registered business address of PricewaterhouseCoopers LLP is 1250 René-Lévesque Boulevard West, Suite 2500, Montréal, Québec, Canada H3B 4Y1.

The consolidated statements of operations, comprehensive loss, changes in equity and cash flows of Liminal BioSciences Inc. for the year ended December 31, 2017 appearing in Amendment No. 1 to our Annual Report on Form 20-F/A for the year ended December 31, 2019, have been incorporated by reference herein in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

EXPENSES

The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of securities registered under this registration statement.

Amount To Be Paid
SEC registration fee	$47,051
Legal fees and expenses	100,000
Accounting fees and expenses	20,000
Miscellaneous	42,949
Total	$210,000

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement on Form F-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of such contract, agreement or other document.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. We anticipate filing with the SEC, within three months after the end of each fiscal year, an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm. We also furnish or file with the SEC Reports of Foreign Private Issuer on Form 6-K and other information with the SEC as required by the Exchange Act. We, as a foreign private issuer, are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov.

We will also be subject to the full informational requirements of the securities commissions in all provinces and territories of Canada. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we intend to file with the Canadian provincial securities commissions. These filings are also electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) (http://www.sedar.com), the Canadian equivalent of the SEC’s Electronic Document Gathering And Retrieval System. Documents filed on SEDAR are not, and should not be considered, part of this prospectus.

We maintain a website at www.liminalbiosciences.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement. The SEC file number for the documents incorporated by reference in this prospectus is 001-39131.

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our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on March 20, 2020, as amended by Amendment No. 1 to our Annual Report on Form 20-F/A, filed with the SEC on August 4, 2020; and

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our Reports on Form 6-K filed with the SEC on May 13, 2020, June 9, 2020, June 19, 2020, July 7, 2020, July 22, 2020 (two reports), August 10, 2020, August 17, 2020, September 14, 2020, November 2, 2020, November 9, 2020, November 12, 2020 and November 27, 2020 (to the extent expressly incorporated by reference into our effective registration statements filed by us under the Securities Act).

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement. Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

440 Armand-Frappier Boulevard, Suite 300

Laval, Québec, Canada

H7V 4B4

+1 450 781 0115

Attention: Investor Relations

You may also access these documents on our website, www.liminalbiosciences.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

You should rely only on information contained in, or incorporated by reference into, this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. The selling shareholders are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of Canada. Substantially all of our assets are located outside the United States. In addition, several of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, investors should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against us, our officers or directors, or other said persons, predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States; or (ii) would enforce, in original actions, liabilities against us or such directors, officers or experts predicated upon the United States federal securities laws or any securities or other laws of any state or jurisdiction of the United States.

In addition, there is doubt as to the applicability of the civil liability provisions of U.S. federal securities law to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert U.S. securities laws claims in original actions instituted in Canada.

Cogency Global Inc. is our agent to receive service of process with respect to any action brought against us in the United States. Cogency Global Inc. is located at 122 East 42nd Street, 18th Floor, New York, New York 10168.

20,160,241 Common Shares

PROSPECTUS

December 7, 2020